UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2014

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the Towers at Emeryville (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On December 23, 2014, KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), acquired from LBA Realty LLC and Starwood Capital Group LLC an office property consisting of three office buildings containing an aggregate of 815,018 rentable square feet located on approximately 16.1 acres of land in Emeryville, California (the “Towers at Emeryville”). The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”).
The purchase price of the Towers at Emeryville was $248.0 million plus closing costs. The Company funded the purchase of the Towers at Emeryville with proceeds from the Towers at Emeryville Mortgage Loan (discussed in Item 2.03 below) and proceeds from the Company’s ongoing initial public offering.
The three office buildings of the Towers at Emeryville were completed in 1972, 1975 and 1985, respectively, and each was renovated in 1998 and 2012. As of December 23, 2014, the Towers at Emeryville was approximately 84% leased to approximately 85 tenants. The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of the Towers at Emeryville is approximately $20.3 million. The current weighted-average remaining lease term for the tenants is approximately 3.3 years. The current weighted-average rental rate (net of rental abatements) over the remaining lease term is $33.55 per square foot. Currently, no tenant individually occupies more than 10% of the rentable square feet of the property.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On December 23, 2014, in connection with the Company’s acquisition of the Towers at Emeryville, the Buyer entered into a mortgage loan with Bank of America, N.A., an unaffiliated lender, for borrowings of up to $175.0 million secured by the Towers at Emeryville (the “Towers at Emeryville Mortgage Loan”). At closing, $142.5 million of the loan was funded and the remaining $32.5 million was available for future disbursements to be used for tenant improvements, lease commissions and capital improvements, subject to certain terms and conditions contained in the loan documents. The Towers at Emeryville Mortgage Loan matures on January 15, 2018, with one two-year extension option, subject to certain terms and conditions contained in the loan documents. The Towers at Emeryville Mortgage Loan bears interest at a floating rate of 175 basis points over one-month LIBOR. Monthly payments are initially interest-only, with monthly payments during the extension period to include principal and interest with principal payments calculated using an amortization schedule of 30 years at an interest rate of 6.00%. The Buyer has the right to repay the loan in part and in whole subject to certain fees, expenses and conditions, all as described in the loan documents.
KBS REIT Properties III, LLC (“REIT Properties III”), the Company’s wholly owned subsidiary, is providing a guaranty of 25% of the principal outstanding under the Towers at Emeryville Mortgage Loan on the date the loan becomes due and payable in full. REIT Properties III is also providing a guaranty with respect to any deficiency, loss or damage suffered by the lender under the Towers at Emeryville Mortgage Loan as a result of certain intentional actions committed by the Buyer and/or REIT Properties III in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Towers at Emeryville Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the Buyer, REIT Properties III and/or any of their affiliates.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before March 11, 2015, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: December 24, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer